Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces First Quarter Results
•	Revenue for the first quarter increased 22% to $133.4 million.
•	Net income increased 47% to $17.8 million.
•	Earnings per diluted share increased 44% to $0.49.

WESTBROOK, Maine, April 19, 2004 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that net income increased 47% to $17.8 million for the quarter ended March 31, 2004, from $12.1 million for the same period in the prior year.

Earnings per diluted share for the quarter were $0.49, a 44% increase over earnings per diluted share of $0.34 for the quarter ended March 31, 2003.

Revenue for the first quarter of 2004 increased 22% to $133.4 million from $109.2 million for the first quarter of 2003. The favorable impact of currency contributed 5% to revenue growth.

Companion Animal Group (CAG) revenue for the first quarter of 2004 increased 25% to $109.8 million from $88.2 million for the first quarter of 2003. This increase resulted primarily from increased sales of instruments and consumables, rapid assays and laboratory services. The increase in sales of instruments was due primarily to increased sales of the IDEXX LaserCyte® hematology system. The increase in sales of instrument consumables was due primarily to increased sales of VetTest® slides. CAG revenue grew 5% due to the favorable impact of foreign currency exchange.

Water segment revenue for the first quarter increased 18% to $11.9 million from $10.1 million for the first quarter of 2003 primarily due to higher sales volume and the favorable impact of foreign currency exchange.

Food Diagnostics Group (FDG) revenue for the first quarter increased 7% to $11.7 million from $11.0 million for the first quarter of 2003 primarily due to the favorable impact of foreign currency exchange.

- m o r e -

IDEXX Laboratories Announces First Quarter Results April 19, 2004 Page 2 of 6

“Strong revenue growth across our Companion Animal Group businesses had a significant positive impact on operating profit during the quarter,” said Jonathan W. Ayers, President and CEO. “Due to the strength in the business, we are raising our revenue expectations for the rest of 2004. While we expect some of the incremental revenue to drop to the bottom line, we also plan to augment investment in certain areas in the Companion Animal Group and our Production Animal Services business.”

Outlook for 2004

The Company offers the following guidance for the full year of 2004:
•	Revenue is expected to be approximately $540 to $545 million.
•	Diluted earnings per share are expected to be approximately $2.00 to $2.02.

The Company offers the following guidance for the second quarter of 2004:
•	Revenue is expected to be approximately $138 million.
•	Operating margin is expected to be 19% to 19.5% of revenue.
•	Diluted earnings per share are expected to be approximately $0.52.

IDEXX Laboratories, Inc., is a worldwide leader in the development and commercialization of innovative, technology-based products and services for veterinary, food and water applications. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories’ food and water businesses are focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 2,400 people and offers products to customers in over 100 countries.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations of future events, which are subject to risks and uncertainties. If underlying assumptions prove inaccurate, actual results could vary materially from management’s expectations. Risks and uncertainties include timing and success of new product introductions, competition and technological change, government regulation and obtaining government approvals, product demand and market acceptance, availability of products and raw materials, and litigation. A further description of these risks and uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

- m o r e -

IDEXX Laboratories Announces First Quarter Results April 19, 2004 Page 3 of 6

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Operations Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31, 2004	March 31, 2003

Revenue:	Revenue	$ 133,417	$ 109,247
Expenses and
Income:	Cost of revenue	66,371	57,785

	Gross profit	67,046	51,462
	Sales and marketing expense	20,983	16,323
	General and administrative expense	12,242	10,355
	Research and development expense	8,520	7,337

	Income from operations	25,301	17,447
	Interest income	729	690

	Income before provision for income taxes
	and partner’s interest	26,030	18,137
	Partner's share of consolidated loss	133	-
	Provision for income taxes	8,372	6,075

Net Income:	Net income	$ 17,791	$ 12,062

	Earnings per share: Basic	$ 0.51	$ 0.36

	Earnings per share: Diluted	$ 0.49	$ 0.34

	Shares outstanding: Basic	34,775	33,812

	Shares outstanding: Diluted	36,437	35,520

IDEXX Laboratories, Inc. and Subsidiaries Key Operating Ratios (Unaudited)

		Three Months Ended
		March 31, 2004	March 31, 2003

Key Operating Ratios (as a percentage of revenue):	Gross profit	50.3%	47.1%
	Sales, marketing, general and administrative expense	24.9%	24.4%
	Research and development expense	6.4%	6.7%

	Income from operations	19.0%	16.0%

International Revenue:	International revenue	31.3%	30.4%

- m o r e -

IDEXX Laboratories Announces First Quarter Results April 19, 2004 Page 4 of 6

IDEXX Laboratories, Inc. and Subsidiaries Segment Information Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2004	March 31, 2003

Revenue:	Companion Animal Group	$ 109,830	$ 88,188
	Water	11,854	10,068
	Food Diagnostics Group	11,733	10,991

	Total	$ 133,417	$ 109,247

Gross Profit:	Companion Animal Group	$ 52,076	$ 39,407
	Water	7,993	6,564
	Food Diagnostics Group	6,977	5,491

	Total	$ 67,046	$ 51,462

Income from Operations:	Companion Animal Group	$ 18,248	$ 12,687
	Water	5,055	4,113
	Food Diagnostics Group	2,923	1,445
	Other	(925)	(798)

	Total	$ 25,301	$ 17,447

Gross Profit (as a percentage of revenue):	Companion Animal Group	47.4%	44.7%
	Water	67.4%	65.2%
	Food Diagnostics Group	59.5%	50.0%
Income from Operations (as a percentage of revenue):	Companion Animal Group	16.6%	14.4%
	Water	42.6%	40.9%
	Food Diagnostics Group	24.9%	13.1%

- m o r e -

IDEXX Laboratories Announces First Quarter Results April 19, 2004 Page 5 of 6

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Balance Sheet Amounts in thousands (Unaudited)

		March 31, 2004	December 31, 2003

Assets:	Current Assets:
	Cash and cash equivalents	$ 180,510	$ 186,717
	Short-term investments	28,911	33,988
	Accounts receivable, net	61,466	53,976
	Inventories	75,863	75,333
	Other current assets	20,128	20,575

	Total current assets	366,878	370,589

	Long-term investments	33,787	35,082

	Property and equipment - cost	117,586	112,023
	Less - accumulated depreciation	69,193	66,799

	Property and equipment, net	48,393	45,224

	Other long-term assets, net	74,027	70,980

	Total assets	$ 523,085	$ 521,875

Liabilities and Stockholders’ Equity:	Current Liabilities:
	Accounts payable	$ 14,848	$ 19,160
	Accrued expenses	63,592	72,807
	Notes payable	744	494
	Deferred revenue	8,252	8,275

	Total current liabilities	87,436	100,736

	Total long-term liabilities	8,051	7,061

	Partner's interest in subsidiary	653	786

	Stockholders’ Equity:
	Common stock	4,489	4,439
	Additional paid-in capital	399,004	383,249
	Deferred equity-based compensation	576	138
	Retained earnings	258,141	240,350
	Treasury stock, at cost	(241,545)	(219,449)
	Accumulated other comprehensive income	6,280	4,565

	Total stockholders’ equity	426,945	413,292

	Total liabilities and stockholders’ equity	$ 523,085	$ 521,875

IDEXX Laboratories, Inc. and Subsidiaries Key Balance Sheet Statistics (Unaudited)

		March 31, 2004	December 31, 2003

Key Balance Sheet Statistics:	Days sales outstanding	39	38
	Inventory turns	1.9	1.9

- m o r e -

IDEXX Laboratories Announces First Quarter Results April 19, 2004 Page 6 of 6

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Cash Flows Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2004	March 31, 2003

Operating:	Cash Flows from Operating Activities:
	Net income	$ 17,791	$ 12,062
	Non-cash charges	11,663	5,567
	Changes in current assets and liabilities, net of acquisitions and disposals	(18,786)	11,915

	Net cash provided by operating activities	$ 10,668	$ 29,544

Investing:	Cash Flows from Investing Activities:
	Increase (decrease) in investments, net	6,418	(1,771)
	Purchase of property and equipment, net	(6,003)	(3,089)
	Acquisition of businesses and intangible assets	(5,342)	-
	Acquisition of equipment leased to customers	(466)	(468)

	Net cash used by investing activities	$ (5,393)	$ (5,328)

Financing:	Cash Flows from Financing Activities:
	Repayments of note payable	(254)	-
	Purchase of treasury stock	(22,417)	(9,257)
	Proceeds from the exercise of stock options	11,005	4,745

	Net cash used by financing activities	$ (11,666)	$ (4,512)

	Net effect of exchange rate changes	184	(41)

	Net increase (decrease) in cash and cash equivalents	(6,207)	19,663

	Cash and cash equivalents, beginning of period	186,717	113,788

	Cash and cash equivalents, end of period	$ 180,510	$ 133,451

IDEXX Laboratories, Inc. and Subsidiaries Free Cash Flow (Unaudited)

		Three Months Ended
		March 31, 2004	March 31, 2003

Free Cash Flow:	Net cash provided by operating activities	$ 10,668	$ 29,544
	Purchase of property and equipment	(6,003)	(3,089)
	Acquisition of equipment leased to customers	(466)	(468)

	Free cash flow	$ 4,199	$ 25,987

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets. Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

- I D E X X -